Exhibit 99.1

March 15, 2016

Dear Fellow Shareholder:

As previously announced, the Board of Directors of Bar Harbor Bankshares (the “Company”) declared a quarterly cash dividend of $0.265 per share of common stock payable March 15, 2016 to shareholders of record as of February 12, 2016. This cash dividend represented an increase of 0.50 cents, or 1.9%, compared with the prior quarter.  Further, it represented an increase of 2.0 cents or 8.2% compared with the first quarter of 2015.  This was our nineteenth consecutive quarter with a dividend increase.

For your convenience, I have enclosed our earnings press release and selected unaudited financial data for the three and twelve months ended December 31, 2015.

Uncertainty in the economic and regulatory environments continues to reign.  Opinions on everything from health of the general economy to the direction of interest rates vary widely, further fueled by the fact we are in an election year.  We remain focused on continuing to evolve our bank and committed to our culture and our model.  The result is improved core earnings. This is being achieved through careful deployment of credit, a commitment to compliance, and a clear ability to connect the value and quality of our services for our customers. The following are highlights for the twelve months ended December 31, 2015:

•

Net income amounted to $15.2 million, which represented an increase of $540 thousand or 3.7% compared with 2014.  This is our tenth consecutive year of record earnings and was achieved despite needed investments around the company in product and process management.

•

Diluted earnings per share were $2.50, representing an increase of $0.05, or 2.0%, compared with 2014.

•

Total assets at December 31, 2015 totaled $1.58 billion, up $120.7 million or 8.3% compared with year-end 2014. We continue to achieve growth across asset categories to balance risk and diversify revenue sources.

•

Total loans ended the year at $990.1 million, representing an increase of $71.0 million, or 7.7%, compared with December 31, 2014. We believe the market is without question very competitive for asset growth, especially in commercial loans.  Our team is focused on remaining firmly within our risk appetite and articulating the value in the high level of service we provide.

•

While deposit pricing is equally as competitive as for loans, deposit growth has been a specific focus of ours.  Total deposits ended the year at $942.8 million, up $84.7 million, or 9.9%, compared with December 31, 2014.

March 15, 2016

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•

Tax-equivalent net interest income was $46.8 million, up $1.1 million or 2.4% compared to 2014.  This demonstrates the strong level of competition in our market, as meaningful asset growth was necessary to achieve rather slim net interest income growth.  However we are focused on the quality of asset growth and are forgoing any thoughts of moving out the risk curve in search of greater returns.  Stable credit quality as evidenced by a decline in non-performing loans of $5.3 million or 43.0% is something in which we take particular pride.

•

Our 2015 return on average equity, return on average assets, and efficiency ratio were 10.01%, 0.98%, and 56.3%, respectively.  These compare well to industry benchmarks and reflect the efforts of a committed team that has accepted the challenge to relentlessly pursue the evolution of our Company.

•

Our capital measures for both the Company and our Bank remain well above applicable regulatory standards for “well-capitalized” financial institutions.

Last year at this time, I said in my letter to shareholders that it had been a winter to remember.  This can be said again this year, but for a completely opposite reason.  While we endured significant amounts of snowfall last year, it has thus far been a very mild winter.  In fact, at the time that I am writing, we are not tracking to average snowfall levels.  One thing that has remained the same is our use of seasonally slower times in our region to continue the improvement of our processes, products, and training.  Not only are these improvements necessary to remain committed to our model of balancing growth and earnings, but they are also expected of us in the very competitive and highly regulated financial services industry.  From process efficiency and expediency, to information security, to product availability, to heightened service levels, our team is committed to meeting the growing expectations of our customers and the financial services community each and every day of the year.

In a few weeks, we will publish our 2015 Summary Annual Report and Annual Report on Form 10-K, which together provide further insight and analysis on our Company’s culture and performance during 2015.

You will also receive our 2016 Annual Meeting Proxy Statement and an invitation to attend our Annual Meeting, which will be held in Bar Harbor on Tuesday, May 17, 2016.  We hope that you will be able to attend and share any thoughts you may have regarding our Company and our performance.

As always, we remain appreciative of your loyalty and support.

Respectfully,

Curtis C. Simard

President & CEO

Enclosures

March 15, 2016

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This letter contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended.  You can identify these forward-looking statements by the use of words like “strategy,” “anticipates,” “expects,” “plans,” “believes,” will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company and its subsidiaries which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, risk that we may be unable to maintain growth across our asset categories, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other risk factors, please see the Company’s Annual Report on Form 10-K as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

March 15, 2016

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PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Bar Harbor Bankshares Announces 2015 Earnings

BAR HARBOR, Maine (January 28, 2016) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $15.2 million for the year ended December 31, 2015, representing an increase of $540 thousand, or 3.7%, compared with 2014. The Company also reported record diluted earnings per share of $2.50 for 2015, representing an increase of $0.05, or 2.0%, compared with 2014. The Company’s return on average equity amounted to 10.01%, compared with 10.69% in 2014. The Company’s return on average assets amounted to 0.98%, compared with 1.03% in 2014.

The Company also reported net income of $3.5 million for the quarter ended December 31, 2015, or diluted earnings per share of $0.57, compared with $3.1 million or diluted earnings per share of $0.52 in the fourth quarter of 2014, representing increases of $366 thousand and $0.05, or 11.8% and 9.6%, respectively.

“Our 2015 performance continues to underscore a balance between growth and earnings,” said Company President and Chief Executive Officer, Curtis C. Simard. “We are proud to report our tenth consecutive year of record earnings following our recently announced nineteenth consecutive quarterly cash dividend increase.”

Mr. Simard continued, “Our 2015 performance featured total loan growth of over $71 million, led by a $51.1 million or 11.2% increase in our commercial loan portfolio. The Bank’s total deposits increased $84.7 million in 2015, or almost 10%, reflecting one of our strongest deposit growth rates in recent years.  Despite pressure on our net interest margin, we were able to increase net interest income by $1.1 million, while increasing our non-interest income by $1.2 million, or 15.7%. Credit quality remained stable during 2015, highlighted by a $5.3 million or 43.0% decline in non-performing loans and moderately lower levels of net loan charge-off experience compared with last year.”

In concluding, Mr. Simard added, “We believe our commitment to pursuing a strategy of achieving long-term sustainable growth, profitability, and shareholder value without sacrificing our soundness is again evident from our financial results and overall performance.  As we have said in the past, this is at the very heart of our model.  Of note, we continue to prudently invest for our future in both our products and team as we continue to seek out opportunities to responsibly expand our business and deliver the promise of successful community banking to our customers, prospects, employees, and shareholders alike.”

Balance Sheet

Assets: Total assets ended the year at $1.58 billion, up $120.7 million, or 8.3%, compared with December 31, 2014. The increase in total assets was led by loan and securities growth and, to a lesser extent, the purchase of Bank Owned Life Insurance (“BOLI”).

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Loans: Total loans ended the year at $990.1 million, up $71.0 million, or 7.7%, compared with December 31, 2014. At year end, the Bank’s commercial loan portfolio stood at $506.8 million, representing an increase of $51.1 million, or 11.2%, compared with December 31, 2014. Consumer loans, which principally consist of residential real estate mortgages, ended the year at $467.9 million, up $21.3 million or 4.8% compared with December 31, 2014.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained stable during 2015, highlighted by a meaningful decline in non-performing loans. Total non-performing loans ended the year at $7.0 million, compared with $12.3 million at December 31, 2014, representing a decline of $5.3 million, or 43.0%. Total non-performing loans expressed as a percentage of total loans ended the year at 0.71%, down from 1.34% at year-end 2014. Similarly, the allowance for loan losses expressed as a ratio to non-performing loans ended the year at 134.7%, up from 73.0% at December 31, 2014.

Total net loan charge-offs amounted to $1.3 million in 2015, or net charge-offs to average loans outstanding of 0.14%, compared with $1.3 million or 0.15% in 2014. The Bank recorded a provision for loan losses of $1.8 million in 2015, representing a decline of $48 thousand or 2.6% compared with 2014. At December 31, 2015, the Bank’s allowance for loan losses stood at $9.4 million, representing an increase of $470 thousand or 5.2% compared with year end 2014.

Securities: Total securities ended the year at $505.0 million, representing an increase of $34.4 million, or 7.3%, compared with December 31, 2014. Securities purchased during 2015 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Total deposits ended the year at $942.8 million, up $84.7 million, or 9.9%, compared with December 31, 2014. Total deposit transaction accounts increased $66.1 million, or 13.8%, while time deposits were up $18.7 million or 4.9%, compared with December 31, 2014.

Capital: At December 31, 2015, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Common Equity Tier I, Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 6.5%, 5%, 8% and 10%, respectively. At December 31, 2015, the Company’s Common Equity Tier I, Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 15.60%, 9.37%, 15.60% and 17.17%, respectively.

Shareholder Dividends: During 2015 the Company paid regular cash dividends on its common stock in the aggregate amount of $6.04 million, compared with $5.36 million in 2014. The Company’s 2015 dividend payout ratio amounted to 39.9%, compared with 36.7% in 2014. The total regular cash dividends paid in 2015 amounted to $1.01 per share of common stock, compared with $0.905 per share in 2014, representing an increase of 0.105 cents per share, or 11.6%.

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The Company’s Board of Directors recently declared a first quarter 2016 regular cash dividend of 26.5 cents per share of common stock, representing an increase of 2.0 cents or 8.2% compared with the first quarter of 2015. Based on the year-end 2015 price of BHB’s common stock of $34.42 per share, the dividend yield amounted to 3.08%.

Results of Operations

Net Interest Income: For the year ended December 31, 2015, net interest income on a tax-equivalent basis amounted to $46.8 million, representing an increase of $1.1 million, or 2.4%, compared with 2014. The increase in net interest income was principally attributed to average earning asset growth of $97.3 million or 7.1%, as the tax-equivalent net interest margin declined fourteen basis points to 3.19% compared with 2014. The decline in the net interest margin was attributed to a sixteen basis point decline in the weighted average earning asset yield to 3.89%, partially offset by a two basis point decline in the weighted average cost of interest bearing liabilities compared with 2014.

For the quarter ended December 31, 2015, net interest income on a tax-equivalent basis amounted to $11.8 million, representing an increase of $317 thousand, or 2.8%, compared with the fourth quarter of 2014. The increase in net interest income was principally attributed to average earning asset growth of $95.7 million or 6.9%, as the tax-equivalent net interest margin declined thirteen basis points to 3.15% compared with the fourth quarter of 2014. The decline in the net interest margin was principally attributable to a fourteen basis point decline in the weighted average earning asset yield to 3.86%, partially offset by a two basis point decline in the weighted average cost of interest bearing liabilities compared with the fourth quarter of 2014.

Non-interest Income: For the year ended December 31, 2015, total non-interest income amounted to $9.0 million, representing an increase of $1.2 million, or 15.7%, compared with 2014. The increase in non-interest income was principally attributed to a $931 thousand increase in realized securities gains compared with 2014. Other operating income amounted to $1.2 million in 2015 representing an increase of $347 thousand or 42.1% compared with 2015, principally reflecting additional income associated with the Bank’s purchase of additional Bank Owned Life Insurance in the first quarter of this year. Income generated from debit card service charges and fees amounted to $1.7 million in 2015 representing an increase of $110 thousand or 6.9% compared with 2014, largely reflecting continued growth of the Bank’s retail deposit base and continued success with a program that offers rewards for certain debit card transactions.

Partially offsetting the foregoing increases in non-interest income was a $79 thousand or 8.1% decline in service charges on deposits compared with 2014, principally reflecting lower levels of customer overdraft activity. Revenue from trust and other financial services amounted to $3.9 million in 2015 representing a decline of $88 thousand or 2.2% compared with 2014, largely reflecting lower volumes of retail brokerage activity.

Non-interest Expense: For the year ended December 31, 2015, total non-interest expense amounted to $30.9 million, representing an increase of $1.7 million, or 5.8%, compared with 2014. The increase in non-interest expense was largely attributed to a $1.0 million, or 6.2%, increase in salaries and employee benefits. The increase in salaries and employee benefits was attributed to a variety of factors including normal increases in base salaries and higher levels of employee health insurance, higher levels of employee incentive and equity award compensation, as well as increases in staffing levels and strategic changes in staffing mix.

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Total other operating expenses amounted to $7.2 million in 2015, up $232 thousand, or 3.3%, compared with 2014. This increase was attributed to a variety of expense categories, the most significant of which included fees for professional services and shareholder related expenses. Furniture and equipment expenses amounted to $2.3 million in 2015, up $155 thousand, or 7.2%, compared with 2014. These increases were largely attributed to a variety of technology upgrades and certain new technology systems and applications.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the year ended December 31, 2015, the Company’s efficiency ratio amounted to 56.3%, compared with 54.7% for 2014. These ratios compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Founded in 1887, Bar Harbor Bank & Trust provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, cyber attacks or other failures in our technology and privacy protection measures, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. Furthermore, there is a risk that the Company may not identify or be successful in realizing upon new opportunities to expand its business consistent with its business strategy, which would limit our growth and may have a negative impact on future results of operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

March 15, 2016

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Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2015	12/31/2014	2015	2014

Total assets	$1,580,055	$1,459,320	$1,557,296	$1,447,725
Total securities	504,969	470,525	492,933	465,188
Total loans	990,070	919,024	970,192	901,273
Allowance for loan losses	9,439	8,969	9,230	8,908
Total deposits	942,787	858,049	982,344	885,894
Total borrowings	474,791	447,020	413,330	409,458
Shareholders' equity	154,152	146,287	154,689	145,205

	Three Months Ended		Years Ended
Results Of Operations	12/31/2015	12/31/2014	12/31/2015	12/31/2014

Interest and dividend income	$ 13,893	$ 13,520	$ 55,224	$ 53,718
Interest expense	2,639	2,507	10,390	9,905
Net interest income	11,254	11,013	44,834	43,813
Provision for loan losses	465	457	1,785	1,833
Net interest income after
provision for loan losses	10,789	10,556	43,049	41,980

Non-interest income	2,106	1,533	8,979	7,758
Non-interest expense	8,154	7,792	30,908	29,211
Income before income taxes	4,741	4,297	21,120	20,527
Income taxes	1,273	1,195	5,967	5,914

Net income	$ 3,468	$ 3,102	$ 15,153	$ 14,613

	At or for the Three Months Ended		At or for the Years Ended
Share and Per Common Share Data	December 31,		December 31,
	2015	2014	2015	2014

Period-end shares outstanding	6,010,211	5,946,325	6,010,211	5,946,325
Basic average shares outstanding	6,001,960	5,941,103	5,980,245	5,926,387
Diluted average shares outstanding	6,079,080	6,008,790	6,060,257	5,976,264

Basic earnings per share	$ 0.58	$ 0.52	$ 2.53	$ 2.47
Diluted earnings per share	$ 0.57	$ 0.52	$ 2.50	$ 2.45

Cash dividends	$ 0.2600	$ 0.2350	$ 1.0100	$ 0.9050
Book value	$ 25.65	$ 24.60	$ 25.65	$ 24.60
Tangible book value	$ 24.75	$ 23.68	$ 24.75	$ 23.68

Selected Financial Ratios

Return on Average Assets	0.88%	0.85%	0.98%	1.03%
Return on Average Equity	8.89%	8.48%	10.01%	10.69%
Tax-equivalent Net Interest Margin	3.15%	3.28%	3.19%	3.33%
Efficiency Ratio (1)	58.7%	58.4%	56.3%	54.7%

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	At or for the Years Ended
	December 31,
	2015	2014
Asset Quality

Net charge-offs (recoveries) to average loans	0.14%	0.15%
Allowance for loan losses to total loans	0.95%	0.98%
Allowance for loan losses to non-performing loans	134.7%	73.0%
Non-performing loans to total loans	0.71%	1.34%
Non-performing assets to total assets	0.46%	0.88%

Capital Ratios

Common equity tier 1 capital	15.60%	n/a
Tier 1 leverage capital	9.37%	9.30%
Tier 1 risk-based capital	15.60%	15.60%
Total risk-based capital	17.17%	17.24%
Tangible equity to total assets	9.41%	9.65%
Tangible common equity (2)	9.45%	9.68%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

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(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.